Exhibit 10.2.17

CAPITAL ONE FINANCIAL CORPORATION

2004 Stock Incentive Plan

Restricted Stock Award Agreement

No. of Shares: %%TOTAL_SHARES_GRANTED%-%

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated January 31, 2013 (the “Date of Grant”), between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (“Capital One” or the “Company”), and FIRST_NAME LAST_NAME (“you”), is made pursuant and subject to the provisions of the Company’s 2004 Stock Incentive Plan, as amended and restated (the “Plan”), and all capitalized terms used herein that are defined in the Plan shall have the same meaning given them in the Plan unless otherwise defined herein.

WHEREAS, Article 8 of the Plan provides for the award from time to time in the discretion of the Committee of shares of common stock of Capital One, $.01 par value per share (“Common Stock”), the vesting of which is subject to continued employment or other conditions;

W I T N E S S E T H :

1. Grant of Restricted Stock. Capital One hereby grants to you %%TOTAL_SHARES_GRANTED%-% shares of Common Stock (the “Restricted Stock”). The Restricted Stock shall vest and become freely transferable only in accordance with the provisions of this Agreement and of the Plan.

2. Non-Transferability. Subject to the provisions of Sections 3 and 15 hereof, the rights represented by the Restricted Stock shall not be assignable or transferable, or otherwise alienated or hypothecated, under any circumstances. Any purported or attempted transfer of such shares or such rights shall be null and void and shall result in the immediate forfeiture and cancellation of the Restricted Stock.

3. Lapse of Restrictions.

(a) Vesting. Except as provided in Sections 3(b), 3(c), 3(d), 14 and 16 below and to the extent not previously vested as provided herein, the Restricted Stock shall vest and all restrictions other than the restrictions contained in Section 15 shall lapse in full according to the following schedule:

One-third of the Restricted Stock on February 10, 2014

One-third of the Restricted Stock on February 10, 2015

One-third of the Restricted Stock on February 10, 2016

Each of the immediately above dates shall be a “Scheduled Vesting Date.”

(b) Effect of Termination of Employment.

(i) Upon your termination of employment with Capital One for any reason other than death, Disability, Retirement, or Change of Control, all shares of Restricted Stock shall immediately be forfeited (to the extent not previously vested or forfeited as provided herein).

(ii) Upon your termination of employment with Capital One as a result of your death or Disability, all of the shares of the Restricted Stock shall immediately vest and become transferable and all restrictions thereon shall lapse upon such termination of employment (to the extent not previously vested or forfeited as provided herein).

(iii) Upon your termination of employment with Capital One as a result of Retirement, the Restricted Stock shall continue to vest on the Scheduled Vesting Dates (to the extent not previously vested or forfeited as provided herein) and remain subject to reduction pursuant to Section 14 and 16.

(c) Vesting Schedule Upon Eligibility for Retirement.

(i) Unless otherwise determined by the Committee or the independent members of the Board of Directors, as applicable, and to the extent permitted or required by law, the Restricted Stock shall become transferable upon you becoming eligible for Retirement, only and to the extent sufficient, if sold at Fair Market Value, on the date of such eligibility, to provide for the payment of any tax liability caused as a consequence of such eligibility condition in accordance with applicable tax laws. It is understood that the remaining portion of the Restricted Stock shall continue to vest on the Scheduled Vesting Dates as provided herein.

(ii) Notwithstanding any other provision of this Agreement to the contrary, Capital One will instruct the Plan administrator to withhold and transfer to Capital One the Restricted Stock that becomes transferable pursuant to the immediately foregoing paragraph in satisfaction of your tax withholding liability, unless you notify Capital One of your intention to satisfy such tax withholding obligations in another permissible manner not less than 60 days prior to such eligibility date. Capital One reserves the right to change this instruction at any time.

(d) Effect of Change of Control. If a Change of Control of Capital One occurs, then all of the shares of the Restricted Stock shall vest and become transferable and all restrictions thereon shall lapse immediately upon the occurrence of such Change of Control (to the extent not previously vested or forfeited as provided herein).

4. Prohibition of Tax Election. You shall not attempt or purport to elect under Section 83(b) of the Internal Revenue Code with respect to the Restricted Stock to pay income tax within 30 days of the Date of Grant, and any such attempted or purported election shall result in the immediate forfeiture and cancellation of all of the Restricted Stock granted to you under this Agreement.

5. Modification and Waiver. Except as provided in the Plan with respect to determinations of the Committee and subject to the Committee’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by you and Capital One; provided that, changes, modifications and amendments not detrimental to you may be made in writing signed only by Capital One. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

6. Tax Withholding. If you become subject to withholding under applicable tax laws, you agree to pay Capital One the amount required to be withheld by one or more of the following methods:

(a) Capital One’s designated agent will automatically withhold the number of shares having a Fair Market Value equal to the amount required to be withheld and deliver the proceeds thereof to Capital One, unless you otherwise instruct Capital One or its designated agent as provided in (b) or (c) below;

(b) by making a timely election to send cash or check payment; or

(c) by such other methods as Capital One may make available from time to time.

7. Dividends. With respect to shares of the Restricted Stock that have vested, dividends shall be paid to you in cash as soon as is practicable after dividends are paid to the Company’s other stockholders. With respect to shares of Restricted Stock that have not vested, you shall be credited with dividends as and when dividends are paid to the Company’s other stockholders. By accepting this Award, you agree that such dividends shall accumulate and be paid to you in cash (without interest) as and when the shares of Restricted Stock from which such dividends are derived vest pursuant to Section 3. You further agree that all such dividends shall be subject to the same vesting requirements that apply to the Restricted Stock from which such dividends are derived.

8. Governing Law. This Agreement shall be governed by federal law and, to the extent not preempted thereby, by the laws of the State of Delaware.

9. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, except terms otherwise defined herein, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

10. Bound by Plan. In consideration of the grant of the Restricted Stock, you agree that you will comply with such conditions as the Committee may impose on the Restricted Stock and be bound by the terms of the Plan.

11. Employment Status. This Agreement does not constitute a contract of employment nor does it alter your terminable at will status or otherwise guarantee future employment.

12. Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of you and your legatees, distributees and personal representatives, and Capital One and its successors and assigns.

13. Forfeiture Event. You agree to reimburse the Company with respect to the Restricted Stock to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002 or as otherwise required by law.

14. Clawback. All unvested shares of the Restricted Stock granted hereunder shall be subject to forfeiture in the event that the Committee in its sole discretion determines that (i) there has been misconduct resulting in either a violation of law or of Capital One policy or procedures, including but not limited to Capital One’s Code of Business Conduct and Ethics, that in either case causes significant financial or reputational harm to Capital One and (ii) either you committed the misconduct or failed in your responsibility to manage or monitor the applicable conduct or risks. In the event that the Committee makes a determination as provided in the preceding sentence, all or any portion of shares of Restricted Stock that have not yet vested under this Agreement as of the date of such determination shall be forfeited in an amount as determined by the Committee in its sole discretion.

15. Mandatory Holding Requirement.

(a) You agree that with respect to the Applicable Holding Shares you may not transfer, sell, pledge, hypothecate or otherwise dispose of such Applicable Holding Shares until the Holding Date; provided that the requirements set forth in this Section 15 shall immediately lapse and be of no further force and effect upon your death, Disability or a Change of Control.

(b) For purposes of this Section 15:

(i) “Applicable Holding Shares” means 50% of the shares of Restricted Stock acquired hereunder (not including any shares sold or retained by the Company to fund the payment of any tax withholding obligation, brokerage commission or fees payable in connection with the Restricted Stock) during your term of employment with the Company and during the one-year period after termination of your employment for any reason; and

(ii) “Holding Date” means the first anniversary of the date of acquisition of any Applicable Holding Shares.

16. Performance-Based Adjustment.

(a) The number of shares of Restricted Stock vesting on any Scheduled Vesting Date shall be subject to reduction as follows:

(i) In the event that the Core Earnings of the Company for the Company’s fiscal year ended immediately prior to such Scheduled Vesting Date, as certified by the Committee, are not positive (i.e., Core Earnings are not greater than zero), the number of shares of Restricted Stock scheduled to vest on such Scheduled Vesting Date shall be reduced by 50%, rounding up to the nearest whole share; and

(ii) In the event that the Base ROA of the Company for the Company’s fiscal year ended immediately prior to such Scheduled Vesting Date, as certified by the Committee, is not better than or equal to negative one percent (-1%), all shares of Restricted Stock scheduled to vest on such Scheduled Vesting Date shall be forfeited, regardless of the Core Earnings of the Company for such fiscal year.

(b) For purposes of this Section 16:

(i) “Core Earnings” means the Company’s net income available to common stockholders, excluding, on a tax-adjusted basis, the impact of (A) impairment or amortization of intangible assets, (B) the credit portion of other than temporary impairment of the securities portfolio, (C) the build or release of the allowance for loan and lease losses, calculated as the difference between the provision for loan and lease losses and charge-offs, net of recoveries, and (D) the change in the combined uncollectible finance charge and fee reserve;

(ii) “Base ROA” means the ratio, expressed as a percentage, of (A) the Company’s net income available to common stockholders, excluding, on a tax-adjusted basis, the impact of any impairment of intangible assets, to (B) the Company’s average total assets for the period; and

(iii) In the event of any change to U.S. generally accepted accounting principles affecting the treatment or classification of any component of Core Earnings or Base ROA, such metric shall be calculated in a manner consistent with the definitions herein to the extent practicable.

17. Miscellaneous.

(a) Your obligations under this Agreement shall survive any termination of your employment with the Company for any reason.

(b) You acknowledge that any of the Company’s rights or remedies under this Agreement shall be cumulative and in addition to whatever other remedies the Company may have under law or equity.

(c) You agree that any recovery by the Company under this Agreement will be a recovery of shares of the Restricted Stock to which you were not entitled under this Agreement and is not to be construed in any manner as a penalty.

(d) The Company may, to the maximum extent permitted by applicable law, retain for itself funds or securities otherwise payable to you pursuant to this Agreement to satisfy any obligation or debt that you owe the Company, including any obligations hereunder. The Company may not retain such funds or securities until such time as they would otherwise be distributable to you in accordance with this Agreement.

[Signature page follows.]

Capital One from time to time distributes and makes available to associates a disclosure document relating to the Plan. You may also contact the HR Help Center to obtain a copy of the Plan disclosure document and the Plan. You should carefully read the Plan disclosure document and the Plan. By accepting the benefits of this Agreement you acknowledge receipt of the Plan and the Plan disclosure document and agree to be bound by the terms of this Agreement and the Plan.

IN WITNESS WHEREOF, CAPITAL ONE FINANCIAL CORPORATION has caused this Agreement to be signed on its behalf.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Jory Berson

Jory Berson
Chief Human Resources Officer